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EXHIBIT 11

                  SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION
                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                     (In thousands, except per share data)
                                   unaudited

                                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        JUNE 30,              JUNE 30,
                                                   ------------------   ------------------
                                                     1996      1995      1996       1995
                                                   --------   -------   -------    -------
PRIMARY

Weighted average shares of common
    stock outstanding                                5,902     5,817     5,872     5,786
Incremental shares applicable to assumed
    exercise of stock options                            9       174        18       189
                                                   -------    ------   -------    ------
Weighted average number of common and
    common equivalent shares outstanding             5,911     5,991     5,890     5,975
                                                   =======    ======   =======    ======
Income before extraordinary charge                 $(1,784)   $  466   $(3,994)   $1,559
Extraordinary charge                                     -        -     (1,395)        -
                                                   -------    ------   -------    ------
Net (loss) income                                  $(1,784)   $  466   $(5,389)   $1,559
                                                   =======    ======   =======    ======
Net (loss) income applicable to common stock       $(1,966)   $  338   $(5,841)   $1,170
                                                   =======    ======   =======    ======
Income (loss) per common and common
    equivalent share:

(Loss) Income before extraordinary charge          $ (0.30)   $ 0.08   $ (0.68)   $ 0.26
Extraordinary charge                                     -         -     (0.23)        -
                                                   -------    ------   -------    ------
Net (loss) income                                  $ (0.30)   $ 0.08   $ (0.91)   $ 0.26
                                                   =======    ======   =======    ======
Net (loss) income applicable to common stock       $ (0.33)   $ 0.06   $ (0.99)   $ 0.20
                                                   =======    ======   =======    ======

The computation of income (loss) per common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.